Form 25 filing for the following ETFs:
iShares MSCI Emerging Markets Financials Sector Index Fund (symbol: EMFN) iShares MSCI Emerging Markets Materials Sector Index Fund (symbol: EMMT) iShares MSCI Far East Financials Sector Index Fund (symbol: FEFN) iShares S&P Global Nuclear Energy Index Fund (symbol: NUCL)